Exhibit 4.14

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE
SECURITIES EXCHANGE ACT OF 1934

W. R. Grace & Co. (the “Company,” “we,” “our,” or “us”) has one class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, which is our Common Stock, $0.01 par value per share (“Common Stock”).

The following description of the Common Stock is a summary of the material terms thereof and is qualified in its entirety by reference to the provisions of the Amended and Restated Certificate of Incorporation of the Company (our “Certificate of Incorporation”) and the Amended and Restated By-laws of the Company (our “By-Laws”), copies of which have been filed with the Securities and Exchange Commission, as well as applicable provisions of the Delaware General Corporation Law (which we refer to below as the “DGCL”).

Authorized Capital Stock

Under our Certificate of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 353 million, consisting of 53 million shares of Preferred Stock, par value $.01 per share (“Preferred Stock”), and 300 million shares of Common Stock.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or the terms of any future series of Preferred Stock, the holders of the Common Stock exclusively possess all voting power. Each director is elected by the vote of the majority of the votes cast with respect to the director, provided that if the number of nominees exceeds the number of directors to be elected, a plurality of the votes cast shall elect directors. Holders of shares of Common Stock do not have cumulative voting rights and have no preemptive, subscription, redemption, sinking fund or conversion rights.

Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of the Company (the “Board of Directors”) from funds available therefor, and, upon liquidation, are entitled to receive pro rata all assets of the Company available for distribution to such holders.

The Common Stock is traded on the New York Stock Exchange under the trading symbol “GRA.”

Preferred Stock

The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series, and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

Any issuance of our Preferred Stock could adversely affect the voting power of holders of our Common Stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. In addition, the issuance of Preferred Stock could potentially be used to delay or discourage attempts by third parties to obtain control of the Company through a merger, tender offer, proxy contest or otherwise, by making such attempts more difficult or costlier.

Anti-Takeover Effects of Various Provisions

Certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws summarized above and in the following paragraphs may have an anti-takeover effect and could make the following transactions more difficult: acquisition of the Company by means of a tender offer; acquisition of the Company by means of a proxy contest or otherwise; or removal of the Company’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interests or in the best interests of the Company, including transactions that might result in a premium over the market price for shares of our Common Stock.

Shareholder Action by Written Consent

The shareholders of the Company may not take any action by written consent in lieu of a meeting.

Special Meetings of Shareholders

Special meetings of shareholders of the Company may be called only by either the chairman of the Board of Directors or the chief executive officer of the Company or pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

Amendments to Our Certificate of Incorporation and By-Laws

Any amendment of our Certificate of Incorporation must first be approved by our Board of Directors and, if required by law or our Certificate of Incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class; provided, that, in addition to affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter, change or repeal any provision of, or to adopt a by-law inconsistent with, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX and ARTICLE X, of our Certificate of Incorporation. Our By-Laws may be amended by our Board of Directors and may also be amended by the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Requirements for Advance Notice of Shareholder Proposals and Nominations

A shareholder who intends to propose business, including shareholder nominations for director candidates, at an annual meeting of the shareholders of the Company, other than pursuant to Rule 14a-8 of the Exchange Act must comply with the requirements set forth in our By-Laws. Among other things, to be timely a shareholder's notice, with certain exceptions, shall be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to, and not later than the close of business on the 90th day prior to, the first anniversary of the preceding year's annual meeting.

Classified Board and Directorships

The Company has a classified Board of Directors, consisting of three classes of directors who serve staggered three-year terms. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time only for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.

Section 203 of the DGCL - “Business Combinations with Interested Stockholders”

As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as such terms are defined below) for a period of three years following the date on which the stockholder became an interested stockholder, unless:

1.
prior to the date of the business combination, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

2.
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3.
at or subsequent to the date of the business combination, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The term “business combination” is generally defined to include: (i) mergers or consolidations between the corporation and an interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series of the corporation or any such subsidiary beneficially owned by the interested stockholder; and (v) any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. The term “interested stockholder” is generally defined as any person who is the owner of 15% or more of the corporation’s outstanding voting stock or any person who is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.